UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
Current Report
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
August 2, 2005

PETROQUEST ENERGY, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State of Incorporation)	72-1440714 (I.R.S. Employer Identification No.)

400 E. Kaliste Saloom Rd., Suite 6000 Lafayette, Louisiana (Address of Principal Executive Offices)	70508 (Zip Code)
Commission File Number: 0-019020
Registrant’s telephone number, including area code: (337) 232-7028
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION
On August 2, 2005, PetroQuest Energy, Inc. (the “Company”) announced net income for the quarter ended June 30, 2005 of $3,865,000 or $0.08 per share, compared to second quarter 2004 net income of $4,237,000 or $0.09 per share. Net income for the second quarter includes the pre-tax write-off of $2,400,000 of deferred financing costs in conjunction with the repayment of amounts outstanding under its credit facilities. Net cash flow provided by operating activities before working capital changes for the second quarter of 2005 was $20,847,000, as compared to $16,363,000 for the comparable 2004 period. For the quarters ended June 30, 2005 and 2004, net cash flow provided by operating activities totaled $21,751,000 and $13,328,000, respectively. For the first six months of 2005, the Company reported net income of $8,052,000 or $0.17 per share. The Company reported net income of $7,409,000 or $0.16 per share for the first six months of 2004. For the first six months of 2005, net cash flow provided by operating activities before working capital changes was $36,359,000. Net cash flow provided by operating activities before working capital changes for the first six months of 2004 was $29,833,000. For the six-month periods ended June 30, 2005 and 2004, net cash flow provided by operating activities totaled $33,190,000 and $23,782,000, respectively. A reconciliation of net cash flow provided by operating activities to net cash flow provided by operating activities before working capital changes is attached in this release.
Oil and gas sales during the second quarter of 2005 increased 40% to $29,977,000 as compared to $21,436,000 in the second quarter of 2004. For the first six months of 2005, sales increased 31% to $51,649,000 from $39,568,000 in the first six months of 2004. Stated on an Mcfe basis, unit prices received during the second quarter and first six months of 2005 were 12% and 14% higher, respectively, than the prices received during the comparable 2004 periods .
Lease operating expenses for the second quarter of 2005 increased 42% to $1.09 per Mcfe from $0.77 per Mcfe in the second quarter of 2004. For the first six months of 2005, lease operating expenses increased 40% to $1.12 per Mcfe from $0.80 per Mcfe in the comparable period of 2004. The increase in lease operating expenses during the current year was the result of the significant increase in the number of producing wells and a general increase in field service costs. Depreciation, depletion and amortization for the second quarter of 2005 increased 4% to $2.60 per Mcfe from $2.51 per Mcfe in the second quarter of 2004. For the first six months of 2005, depreciation, depletion and amortization increased 2% to $2.54 per Mcfe from $2.49 per Mcfe for the comparable period of 2004.
Drilling Update
During the quarter, PetroQuest operated the drilling and completion of three more wells in its Southeast Carthage Field which brings the 2005 total to six wells drilled and completed in this field. Additionally, PetroQuest operated the drilling and completion of eight coal bed methane wells in the Arkoma Basin, and participated in five additional successful non-operated coal bed methane wells. During the first half of 2005, PetroQuest has participated in 19 wells in the Arkoma Basin. Since entering East Texas and the Arkoma Basin, PetroQuest has achieved a 100% success rate in both areas.
The Company’s Gumbo Prospect was drilled to a total depth of 12,900 feet encountering approximately 54 feet TVD of net productive sand in the primary objective. This well began producing in June at a gross rate of approximately 8,000 Mcfe per day. PetroQuest owns an approximate 27% NRI in the well.

As previously announced, the Company is completing its Pebble Beach Prospect in the Gulf of Mexico. The well is expected to begin producing during September at a gross rate of approximately 15,000 Mcfe per day. PetroQuest owns an approximate 27% NRI in the well.
The Company’s Spanish Bay and Augusta Prospects have been drilled to their respective total depths and have been determined to be commercially non-productive.
Drilling continues in the Company’s 10 to 12 well 2005 program in Southeast Carthage Field and the 40+ well 2005 program in the Arkoma Basin. The Company plans to keep two operated rigs in the Arkoma Basin during the second half of the year and plans to participate in multiple outside operated wells. The Company is currently drilling its Oakbourne Prospect (20% working interest) and its Pelican Point Prospect (25% working interest) both of which are in South Louisiana. During the third quarter, the Company plans to spud its Chicory (38% working interest) and Cayenne (50% working interest) Prospects.
The following table sets forth certain information with respect to the oil and gas operations of the Company for the three- and six-month periods ended June 30, 2005 and 2004:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Production:
Oil (Bbls)	217,156	246,052	398,555	424,531
Gas (Mcf)	3,252,510	2,160,311	5,501,623	4,322,051
Total Production (Mcfe)	4,555,446	3,636,623	7,892,953	6,869,237

Sales:
Total oil sales	$9,747,130	$8,507,123	$17,619,699	$14,310,726
Total gas sales	$20,229,581	$12,928,781	$34,028,518	$25,257,755

Total oil and gas sales	$29,976,711	$21,435,904	$51,648,217	$39,568,481

Average sales prices:
(Including hedges)
Oil (per Bbl)	$44.89	$34.57	$44.21	$33.71
Gas (per Mcf)	$6.22	$5.98	$6.19	$5.84
Per Mcfe	$6.58	$5.89	$6.54	$5.76

The following initiates guidance for the third quarter of 2005:

Guidance for
Description	3rd Quarter 2005

Production volumes (MMcfe/d)	49 - 53

Percent gas	70%

Expenses:
Lease operating expenses (per Mcfe)	$1.20 - $1.30
Production taxes (per Mcfe)	$0.22 - $0.26
Depreciation, depletion and amortization (per Mcfe)	$2.50 - $2.60
General and administrative (in millions)	$2.0 - $2.2
Interest expense (in millions)	$3.3 - $3.7

Effective tax rate (all deferred)	35%
The following updates guidance for the year ended December 31, 2005:

Guidance for
Description	Full year 2005

Production volumes (MMcfe/d)	50 - 55

Percent gas	70%

Expenses:
Lease operating expenses (per Mcfe)	$1.05 - $1.15
Production taxes (per Mcfe)	$0.18 - $0.22
Depreciation, depletion and amortization (per Mcfe)	$2.50 - $2.60
General and administrative (in millions)	$7 - $8
Interest expense (in millions)	$12 - $13 (1)

Effective tax rate (all deferred)	35%

(1)	Includes a $2.4 million pre-tax charge related to the write-off of deferred financing costs in conjunction with the notes offering consummated during the second quarter.
Conference call
Company management will be hosting a conference call with investors that will be broadcast live over the Internet on August 2, 2005 at 9:30 a.m. Eastern time. To access this call, log on to the Company’s website at www.petroquest.com.
About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Gulf Coast Basin, Texas and Oklahoma. PetroQuest trades on the Nasdaq National Market under the ticker symbol “PQUE.”
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.

PETROQUEST ENERGY, INC.
Consolidated Statements of Income
(unaudited)
(Amounts in Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Revenues:
Oil and gas sales	$29,977	$21,436	$51,649	$39,568
Interest and other income	302	61	373	131

	30,279	21,497	52,022	39,699

Expenses:
Lease operating expenses	4,965	2,784	8,847	5,506
Production taxes	762	420	1,136	864
Depreciation, depletion and amortization	11,859	9,132	20,054	17,073
General and administrative	1,819	1,833	3,508	3,127
Accretion of asset retirement obligation	205	170	405	401
Interest expense	4,723	665	5,685	1,346
Derivative expense (benefit)	—	(9)	—	—

	24,333	14,995	39,635	28,317

Income from operations	5,946	6,502	12,387	11,382

Income tax expense	2,081	2,265	4,335	3,973

Net income	$3,865	$4,237	$8,052	$7,409

Earnings per common share:
Basic	$0.08	$0.10	$0.17	$0.17

Diluted	$0.08	$0.09	$0.17	$0.16

Weighted average number of common shares:
Basic	46,969	44,588	46,158	44,573

Diluted	48,205	46,104	47,840	45,912

PETROQUEST ENERGY, INC.
Consolidated Balance Sheets
(unaudited)
(Amounts in Thousands)

	June 30,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$78,604	$1,529
Oil and gas revenue receivable	11,278	9,392
Joint interest billing receivable	5,307	3,655
Other current assets	1,924	1,017

Total current assets	97,113	15,593

Oil and gas properties:
Oil and gas properties, full cost method	440,375	363,756
Unevaluated oil and gas properties	22,650	16,380
Accumulated depreciation, depletion and amortization	(188,047)	(168,453)

Oil and gas properties, net	274,978	211,683

Other assets, net of accumulated depreciation and amortization of $9,756 and $5,967, respectively	9,975	4,341

Total assets	$382,066	$231,617

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable to vendors	$20,458	$24,176
Advances from co-owners	14,120	2,265
Hedging liability	11,824	4,536
Other accrued liabilities	14,425	9,045

Total current liabilities	60,827	40,022

Bank debt	—	38,500
10 3/8% Senior Notes	148,249	—
Asset retirement obligation	17,874	15,238
Deferred income taxes	18,095	14,606
Other accrued liabilities	4,634	1,974

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock, $.001 par value; authorized 75,000 shares; issued and outstanding 47,137 and 44,685 shares, respectively	47	45
Paid-in capital	117,015	112,387
Accumulated other comprehensive loss	(5,803)	(4,231)
Retained earnings	21,128	13,076

Total stockholders’ equity	132,387	121,277

Total liabilities and stockholders’ equity	$382,066	$231,617

PETROQUEST ENERGY, INC.
Consolidated Statements of Cash Flows
(unaudited)
(Amounts in Thousands)

	Six Months Ended
	June 30,
	2005	2004
Cash flows from operating activities:
Net income	$8,052	$7,409
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred tax expense	4,335	3,973
Depreciation, depletion and amortization	20,054	17,073
Accretion of asset retirement obligation	405	401
Amortization of debt issuance costs	841	820
Compensation expense	213	272
Write-off of debt issuance costs	2,439	—
Amortization of bond discount	20	—
Derivative mark to market	—	(115)
Changes in working capital accounts:
Accounts receivable	(1,886)	(3,294)
Joint interest billing receivable	(1,652)	(611)
Other assets	(5,056)	(143)
Accounts payable and accrued liabilities	(6,430)	(3,309)
Advances from co-owners	11,855	1,306

Net cash provided by operating activities	33,190	23,782

Cash flows from investing activities:
Investment in oil and gas properties	(65,167)	(24,151)

Net cash used in investing activities	(65,167)	(24,151)

Cash flows from investing activities:
Proceeds from exercise of options	546	64
Proceeds from issuance of 10 3/8% senior notes	148,229	—
Proceeds from bank borrowings	34,500	11,000
Repayment of bank borrowings	(73,000)	(10,000)
Deferred financing costs	(5,274)	(245)
Issuance of common stock, net of expenses	4,051	—

Net cash provided by financing activities	109,052	819

Net increase in cash and cash equivalents	77,075	450
Cash and cash equivalents, beginning of period	1,529	779

Cash and cash equivalents, end of period	$78,604	$1,229

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$1,561	$817

Income taxes	$—	$—

Non-GAAP Disclosure Reconciliation
(Amounts In Thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Net cash flow provided by operating activities	$21,751	$13,328	$33,190	$23,782
Changes in working capital accounts	(904)	3,035	3,169	6,051

Net cash flow provided by operating activities before working capital changes	$20,847	$16,363	$36,359	$29,833

Note: Management believes that net cash flow provided by operating activities before working capital changes is relevant and useful information, which is commonly used by analysts, investors and other interested parties in the oil and gas industry as a financial indicator of an oil and gas company’s ability to generate cash used to internally fund exploration and development activities and to service debt. Net cash flow provided by operating activities before working capital changes is not a measure of financial performance prepared in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as an alternative to net cash flow provided by operating activities. In addition, since net cash flow provided by operating activities before working capital changes is not a term defined by GAAP, it might not be comparable to similarly titled measures used by other companies

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PETROQUEST ENERGY, INC.
Date: August 2, 2005	By:	/s/ Daniel G. Fournerat
Daniel G. Fournerat
Senior Vice President, General Counsel and Secretary